Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-220257 on Form S-3 and Nos. 333-200828, 333-188526, 333-182225, 333-56161, 333-50806, 333-49732, 333-121073, 333-151184, 333-155191 and 333-129774 on Form S-8 of Sempra Energy of our report dated February 22, 2018 relating to the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and its subsidiary (the “Company”) as of December 31, 2017 and 2016 and for the three years in the period ended December 31, 2017 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph that describes the ring-fencing measures implemented by the Company) appearing in this Current Report on Form 8-K/A of Sempra Energy dated May 3, 2018.

/s/ Deloitte & Touche LLP

Dallas, TX
August 28, 2018